Exhibit 99.1

Aspen Technology Signs Definitive Transaction with Honeywell as Part of Settlement with the Federal Trade Commission

AspenTech to retain rights to Hyprotech technology; transaction subject to 30-day public comment period

CAMBRIDGE, MA—October 6, 2004 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of process industry enterprise operations management solutions, has signed a definitive agreement to sell its operator training business and ownership of the intellectual property to its Hyprotech engineering products to Honeywell International. The transaction, which is subject to approval by the Federal Trade Commission (FTC) after a 30-day public comment period, would resolve the company’s dispute with the FTC in its entirety, and enable AspenTech to continue to market, sell and develop Hyprotech’s technologies, with the exception of the AXSYS product line, which was recently divested to Bentley Systems.

As part of the sale of the Hyprotech source code to Honeywell, AspenTech will retain a perpetual, worldwide, royalty-free license to the entire Hyprotech engineering software product line, and will have the right to continue to develop and sell Hyprotech products.   AspenTech’s customer licenses for its HYSYS and related products, and the Aspen RefSYS™ and Aspen Oil & Gas™ solutions, will not be transferred.

The terms of the transaction provide for a $6 million cash payment by Honeywell to AspenTech in consideration of a transfer of ownership of the intellectual property of the Hyprotech products, and its operator training business. Honeywell will assume $4 million of accounts receivable from AspenTech as part of the transaction.  Additional terms include 1) a retention of the existing Hyprotech business and a license to the Hyprotech products by AspenTech that provides for the continuation of its rights to market, sell and develop Hyprotech products, 2) a three-year agreement not to compete in operator training services by AspenTech, and 3) a two-year support agreement under which AspenTech will provide Honeywell with source code to its new releases of the Hyprotech products transferred.

“We are extremely pleased that this transaction will allow us to fully resolve our litigation with the FTC,” said David McQuillin, President and CEO, AspenTech. “This is a win-win solution for all parties involved.  The FTC resolves its complaint, AspenTech is able to continue marketing, selling and developing all of its existing and planned engineering software products, with the exception of those used exclusively in the operator training business, and customers will receive the high level of products, services, support and innovation they have come to expect from AspenTech.

“By putting the FTC complaint behind us, customers will be able to continue to invest confidently in our integrated solutions for the enterprise operations management market.  Our ability to provide broad solutions for the engineering, plant operations, and supply chain business processes that underpin their operations differentiates us in the industry and enables us to provide real-time data to forecast and simulate the economic impact of operational decisions.”

Honeywell and AspenTech expect the transaction contemplated by this agreement to be closed within 60 days of the signing of the definitive agreement.

Conference Call and Webcast

The company will hold a conference call and webcast to discuss these preliminary results, as well as the pending resolution of the FTC proceeding, tomorrow morning at 8:30 a.m. EDT.  Interested parties may listen to the live call by dialing (877) 239-3024 or by logging on to AspenTech’s website: http://www.aspentech.com and clicking on the “Webcast” link under the Investor Relations section of the site.  A replay of the call will be available on AspenTech’s website and will also be available for 48 hours via telephonic replay, beginning at 11:00 a.m. EDT tomorrow, and can be accessed by dialing (800) 642-1687, and entering confirmation code 1394279.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech’s engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset’s operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management (EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech’s software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

Certain paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For this purpose, any statement using the term “will,” “should,” “could,” “anticipates,” “believes” or a comparable term is a forward-looking statement.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including: AspenTech’s lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in cyclical industries; adverse global economic conditions; AspenTech’s ability to raise additional capital as required; the FTC’s investigation of the Hyprotech acquisition; the outcome of AspenTech’s restructuring plans; intense competition; AspenTech’s need to develop and market products successfully; and other risk factors described from time to time in AspenTech’s periodic reports and registration statements filed with the Securities and Exchange Commission.  AspenTech cannot guarantee any future results, levels of activity, performance, or achievements.  Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements.  AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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